Exhibit 10.1

Severance Pay Benefit Plan

1.                                      Purpose

The purpose of the RE/MAX, LLC Severance Pay Benefit Plan (the “Plan”) is to provide payments to eligible employees at RE/MAX, LLC and its subsidiaries (the “Company”) whose employment is involuntarily terminated.  The Plan is effective December 1, 2018 and supersedes all severance policies and/or plans previously maintained or offered by the Company and its predecessors for the benefit of their employees.

2.             Eligibility

Except as provided below, all regular Full-Time or Part-Time Employees of the Company who have been on the Company’s payroll for at least three months are eligible to receive Severance Benefits according to the terms of this Policy, and in consideration of a Release Agreement, if the Company terminates their employment after the Effective Date for a Reason as set forth in Section 3.(1)

3.             Eligible Termination Reasons

•                  An Eligible Employee who experiences an involuntary loss of employment with the Company as a direct result of position elimination or reduction in force (including from the transfer or sale of a business, except as described in Section 4 below) will be eligible for Severance Pay.

•                  Any other reason the Company determines should result in the payment of Severance Benefits under this Policy, provided that the reason constitutes an involuntary separation from service.

4.             Non-Eligible Termination Reasons

An employee is ineligible for Severance Pay under this policy if employment is terminated for reasons including, but not limited to, the following:

•                  Voluntary resignation or retirement;

•                  Termination of employment in connection with the sale or transfer of any portion of the Company’s business or operations to a Successor if employee declines a Comparable Position or accepts continued employment with Company or Successor in another position, even if such employment is not in a Comparable Position;

•                  Misconduct as defined for purposes of this Policy;

•                  Death;

•                  Failure to meet performance standards following a Final Written Warning or a Performance Improvement Plan;

•                  Employee termination of employment with the Company pursuant to a position elimination or reduction in force but prior to the designated termination date without Company approval;

•                  Temporary layoff or a military leave of absence;

•                  Eligible for long-term disability benefits

(1)  Examples of individuals who are not Employees are temporary or seasonal workers, interns, consultants, individuals classified as independent contractors by the Company (even if such individuals are later reclassified as common law employees of the Company by the Company, a court or a governmental agency),  and other individuals who are working on an assignment for the Company through an outsource arrangement, such as a temporary staffing or leasing arrangement.

5.             Severance Pay  and Other Amounts and Services

The  amount of Severance Pay payable to eligible employees will be determined on the basis of their Years of Service, Regular Base Salary and level of responsibility within the organization.  The amount of Severance Pay will be based upon the amount of Regular Base Salary that was payable to such individual on a semi-monthly/biweekly basis as of his or her Termination Date. Such Severance Pay shall be paid as provided under Appendix B.

Employee Benefits  Subject to the terms of the applicable plan documents, and in accordance with the Company’s policies applicable to similarly situated employees, medical, dental, vision, EAP, health savings account and health care flexible spending account benefits coverage (if applicable) shall be continued on behalf of eligible employees and their covered dependents until the last day of the month in which the Termination Date occurs if employee was covered under a Company plan at the time of the severance event. As an additional Severance Benefit under this Policy, the Company will pay to the eligible employee, commensurate with each Severance Pay payment made as set-forth in Appendix B, in an amount approximately equal to the difference in cost between premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and active employee contributions for the duration of the eligible employee’s Severance Period, as calculated by the Company in its sole discretion (the “Health Coverage Subsidy”).   Such payment, which shall constitute taxable income to the eligible employee, shall be paid as provided under Appendix B.

Eligible employees receiving Severance Pay (and their covered dependents, if applicable) will not be eligible to continue active participation in any Company benefit plan or program, except to the extent expressly provided otherwise under the terms of the applicable benefit plan or program.

6.             Requirement of  Agreement and Release and Restrictive Covenant

Severance Pay under this Policy is conditioned upon the employee timely signing an Agreement and Release provided by the Company which will include restrictive covenants and a comprehensive release of all claims. In this Agreement and Release, the employee will be asked to release the Company and its directors, officers, employees and agents from any and all claims the employee may have against them , subject to applicable law. Under the Agreement and Release, the employee must also agree not to solicit business similar to any business offered by the Company from any Company customer, not to advise any entity to cancel or limit its business with the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to disclose any of Company’s trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the employee may have executed while employed by Company. Payment of Severance Benefits will not be made until on or after the eighth day following the date on which the Company has received the employee’s fully executed Agreement and Release (which has not been revoked); timing of payments will be as specified under Section 7.

7.             Method and Timing of Payment

The amount of Severance Pay an employee is eligible to receive under the applicable schedule in Appendix B of this Policy (the “Severance Period”) will be paid subject to Section 15 (“Taxes”).  Payment (excluding pro-rata bonuses discussion in Section 8) will be within 30 days following the date on which the Agreement and Release required under Section 6 has been executed and is fully effective and nonrevocable.  Payments are generally made in the form of salary continuation during the Severance Period.  If an employee dies after becoming eligible for Severance Pay and executing an Agreement and Release but before receipt of Severance Pay, the  Severance Pay and amounts with respect to commissions and unused paid time off, subject to the terms of the applicable Company Paid Time Off Policy, if any, will be paid to the employee’s estate in one lump sum in accordance with this Policy and within the same time period as otherwise applicable. All payments will be net of amounts withheld with respect to taxes, offsets, or other obligations.

8.             Proration of Annual Bonuses

Eligible employees may be paid a pro-rata portion of their bonus, if applicable, as described in Appendix B, based on the portion of the bonus plan year the employee was actively employed by the Company.  Any such bonus payment to be made to employees whose position was eliminated after September 30 of that year will be made at such time as determined by the Company in its sole discretion (but no later than March 15 of the calendar year following the year of the employees’ Termination Date), and will be based on the Company’s achievement of financial or other goals and/or employee’s pre-established performance criteria as well as the applicable bonus plan document. The amount and payment of the bonus, if any, will be determined in the discretion of the Benefits Committee and in accordance with the applicable policy.

9.             Long-Term Incentive Plan “LTI”

Except as otherwise provided in the LTI or any applicable award agreement under the LTI plan,  employees shall not vest in any LTI stock options or other equity awards after the employee’s date of termination under this policy without the approval of the Benefits Committee or the Board of Directors.

10.                               Requirement for Repayment of Severance Pay

In the event an employee is re-employed in any capacity in the Company or any of its subsidiaries or affiliates prior to the payment of Severance Pay commencement of or within the Severance Period, or otherwise performs services for the Company in any capacity during the Severance Period (including as an employee or contractor of any enterprise which provides any services to the Company), the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Pay will no longer be payable under this Policy.

If an employee obtains employment with another firm during the Severance Period, the employee will continue to receive any remaining Severance Benefits, subject to the terms of this Policy, unless the Company determines that the employee has violated any post-employment obligations the employee owes to the Company, including but not limited to those set-forth in the Agreement and Release.

11.          Bridge of Service

Employees who are re-employed by the Company within one year of their Termination Date will be allowed to receive credit for the Years of Service they accumulated on or before their prior Termination Date for future Severance Pay calculations under this policy. Employees who are re-

employed by the Company or any of its subsidiaries or affiliates after the expiration of one year from their Termination Date will not, for purposes of determining the number of months/weeks of Severance Pay to which they may be entitled in connection with any future termination, receive such credit.

12.          Administration

This Policy is intended to be interpreted and administered in accordance with the requirements of applicable law.  It shall be administered by the Benefits Council, which will have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to, questions concerning eligibility for, the amount of and receipt of Policy benefits. Severance Pay under this Policy shall be paid only if the Benefits Council determines in its absolute discretion that the employee is entitled to them. All decisions of the Benefits Council will be conclusive, final and binding upon the parties. The Company reserves the right to amend or terminate this Policy at any time and for any reason, with or without retroactive effect.

13.          Definitions

a)             Comparable Position is a position with Company or successor, which the Company determines provides substantially the same level of responsibility compensation and benefits as the employee’s last position prior to the Termination Date, and is located such that employee’s one-way daily commute to any new location is no greater than 20 miles further  than the employee’s commute based on the prior primary work location. A Comparable Position does not have to provide an identical level of responsibility, compensation and benefits as the employee’s  position as of the Termination Date.

b)             Full-Time Employee  is one who worked a regular schedule of at least forty (40) hours per week in his/her most recent position.

c)              Part-Time Employee is one who worked a regular schedule of at least twenty (20) hours but less than forty (40) hours per week in his/her most recent position.

d)             Misconduct is determined by the Company in its sole discretion and includes any actions contrary to or in violation of the Company’s Code of Ethics, including but not limited to the following:

1.              Violation of the Code of Ethics, including but not limited to, theft, dishonesty or other irregularities that impact or could impact the Company or affiliates, such as (by way of example only) the falsification of any Company records or lying during an investigation.

2.              Damage, loss, or destruction of property of Company, employee or customer.

3.              Use or removal of Company property without  authorization.

4.              Use or sale of illegal  drugs  or alcohol, or being under the influence of intoxicants on Company time or premises.

5.              Gross negligence or willful malfeasance in the performance of duties and responsibilities.

6.              Intentional provision of services in competition with the Company or its subsidiaries or affiliates or intentional disclosure to a Company competitor of any confidential or proprietary information of the Company or any subsidiary or affiliates.

7.              Engaging in any activity inconsistent with the Company’s stated compliance with state, federal, and other laws governing the conduct of Company business.

8.              Excessive, unexcused absenteeism or lateness.

9.              Failure to report to work or to return from a leave of absence beyond the approved leave period.

e)              Regular Base Salary is the employee’s current annual rate of base cash compensation paid on each regularly scheduled payday for the employee’s regular work schedule as of his or her Termination Date and is calculated to include any before-tax employee contributions that are deducted for Company benefit plans. Regular base salary does not include premium pay, such as shift differential and overtime, taxable or nontaxable fringe benefits or awards, paid time off, performance awards, bonus, commission or other incentive pay or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

f)               Severance Pay is defined as the payments made to an eligible employee pursuant to Attachment B.

g)              Successor is an entity that: (l) by acquisition, merger or otherwise succeeds to or assumes responsibility for the business operations of the Company or any business unit or subdivision thereof, or (2) provides outsourcing, subcontracting, or similar services with respect to the Company or any business unit or subdivision thereof.

h)             Termination Date is the last day of employment with the Company.

i)                 Years of Service are the number of  full years of uninterrupted service as a regular Full time Employee or Part-Time Employee from such employee’s most recent hire date to his or her Termination Date. Company-approved leaves of absence are included, provided that no more than one (l) cumulative Year of Service will be credited for such leaves of absence; and 2) prior service with certain acquired companies or other affiliated companies provided the prior service is negotiated for in the applicable acquisition agreement. In the absence of such provision in the applicable acquisition agreement and subject to a determination by the Benefits Council, Years of Service may include prior service recognized by the acquired company or other company affiliated with the acquired company immediately preceding the effective sale date of the applicable acquisition agreement.

14.          At-Will Employment

This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will and may be terminated by either the Company or the employee at any time for any reason.

15.          Taxes

Payments made in accordance with this policy will be subject to all applicable tax and employment laws and regulations, including wage tax withholding (e.g. federal, state and local income, employment and/or social security), deduction of any other applicable amounts, and information reporting to the tax authorities as may be required. However, it will be the employee’s responsibility to make all tax payments with respect to the receipt of these amounts.

16.          Section 409A

All payments under this Policy are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation { I .409A-l (b)(4), and then under the separation pay exemption pursuant to Treasury regulation {l and for this purpose each payment shall be considered a separate payment such that the determination of whether a payment qualifies as a short term deferral shall be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. Payments under the Policy that do not qualify for the short-term deferral exemption shall be reduced to the extent necessary to satisfy the requirements of the separation pay exemption. To the extent any amounts under this Policy are payable by reference to an employee’s “termination of employment,” such term shall be deemed to refer to the employee’s “separation from service,” within the meaning of Code Section 409A. Notwithstanding the foregoing, under no circumstances shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Policy, including any taxes, penalties or interest imposed under Code Section 409A.

17.          Review Procedure

Employees eligible to receive Severance Benefits under this Policy will be notified of such eligibility as soon as administratively practicable after employment termination. If an employee who believes he or she is eligible to receive Severance Benefits does not receive such notice or disagrees with the amount of Severance Benefits set forth in such notice, or if an employee is informed that he or she is not eligible for Severance Benefits under this Policy, the employee (or his or her legal representative) may file a written claim for benefits with the Company’s SVP of Human Resources for the benefit of the Benefits Committee. The written claim must include the facts supporting the claim, the amount claimed, and the employee’s name and mailing address.

If the claim is denied in part or in full, the Company’s Human Resources department, on behalf of the Benefits Council, will notify the employee by mail no later than 90 days (or 120 days in special circumstances) after Human Resources receives the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, an explanation of the claims appeal procedure and applicable time limits, including a statement of the employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review and, if applicable, a description of any additional information or material required by the Benefits Council to consider the claim as well as an explanation as to why such information or material is necessary.

APPENDIX A

SUMMARY PLAN DESCRIPTION

This is the “Summary Plan Description” called for by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It describes the highlights of the Plan and does not attempt to cover all the details. This SPD describes the Plan benefits for employees of the Company.

Plan Type

The Plan provides severance pay in the event of a termination of employment for specified reasons and is an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). The benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Plan Administrator

The Plan is administered by the Administrator, who is designated in the Plan as the Senior Vice President, Human Resources, of the Company. Correspondence should be addressed to that position.

Fiduciaries

The Administrator is the named fiduciary with respect to matters involving the administration of the Plan. The Administrator (or his or her delegate) is responsible for administering many of the day to day operations of the Plan. The Benefits Council is the named fiduciary responsible for hearing complete or partial denials of claims for a benefit.  The Administrator and Benefits Council decide all questions that come before them in a fair and equitable manner for all Plan participants and their beneficiaries and are granted the discretion to interpret the provisions of the Plan. The Administrator determines the groups that are eligible to participate and has discretion to interpret the Plan and to resolve ambiguities, inconsistencies and omissions.   More information about the Plan and its administrators can be obtained by calling or writing to the SVP Human Resources.

Plan Year

The Plan and all of its records are kept on a calendar year basis, beginning on January 1 and ending on December 31 of each year.

Plan Financing

The Company pays the entire cost of any severance pay payable under the Plan to its employees from its general assets. There is no cost to you, other than the payment of taxes on the amount of severance pay paid to you. The Company reserve the right to meet the obligations created under this Plan through one or more trusts or other agreements or by any other lawful means.

Plan Continuance

The Plan provides that it may be terminated in whole or in part at any time by the Board of Directors. (the “Board”).

The Board may amend the Plan to modify, impose additional terms on, or eliminate, in whole or in part, benefits under the Plan at any time by the adoption of a resolution. For example, the Plan may be amended to change the amount of severance pay that an employee may receive, or the terms under which he or she may receive it, even if the amendment restricts or terminates for the future an amount of severance pay now available, and to exclude one or more classes of employees from coverage under the Plan. In addition, the Benefits Council and the Administrator have been delegated the authority to amend the Plan if the amendment(s) will not increase the annual expenditure of the Plan by stated dollar limits. These dollar amounts may be increased in the future. Except as expressly authorized by the Plan document or the Benefits Council, in any action causing the termination of any severance pay or the entire Plan, no further severance pay will be provided other than for terminations occurring before the date of Plan termination. Notice of a Plan amendment or termination may, but need not, be given unless required by law.

Agent For Service Of Legal Process

Legal process may be served on the Administrator.

Nonassignability Of Benefits

Except as provided by applicable law, your severance pay cannot be assigned to or claimed by another party. For example, creditors cannot claim your severance pay to satisfy debts. In addition, you cannot give, sell, assign, pledge, hypothecate, encumber or otherwise transfer your severance pay to someone else or use it as collateral for a loan.

STATEMENT OF PARTICIPANT’S RIGHTS UNDER ERISA

The Department of Labor (“DOL”) requires that you be provided with a statement of your rights under ERISA with respect to this Plan. The following statement was designed by the DOL to satisfy this requirement. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan And Benefits

1.              Examine, without charge, at the plan administrator’s office and at other specified worksites, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

2.              Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for these copies.

3.              Receive a summary of the plan’s annual financial report, if applicable.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix B — Severance and Outplacement Program

Individual Contributor, Supervisor, or Manager

Three weeks of pay for every year of service:

•                  Minimum 3 months of pay

•                  Maximum 6 months of pay

Maximum $3,000 Outplacement Services

COBRA for duration of severance period

Pro-rated Actual Bonus paid if Separation occurs after September 30, based on actual amount of attainment determined for the completed calendar year.

Directors(1)

Four weeks of pay for every year of service:

•                  Minimum 5 months of pay

•                  Maximum 8 months of pay

Maximum $5,000 Executive Outplacement Package

COBRA for duration of severance period

Pro-rated Actual Bonus paid if Separation occurs after September 30, based on actual amount of attainment determined for the completed calendar year.

Vice Presidents and RVPs

Less than 2 years = 8 months of pay

Greater than 2 years = 10 months of pay

Maximum $5,000 Executive Outplacement Package

COBRA for duration of severance period

Pro-rated Actual Bonus paid if Separation occurs after September 30, based on actual amount of attainment determined for the completed calendar year.

Senior Vice Presidents and Above

Less than 2 years = 10 months of pay

Greater than 2 years = 12 months of pay

Maximum $7,500 Executive Outplacement Package

COBRA for duration of severance period

Pro-rated Actual Bonus paid if Separation occurs after September 30, based on actual amount of attainment determined for the completed calendar year.

(1)  For purposes of this policy, licensed attorneys below VP level are considered Directors.